[EXECUTION COPY]


NORTHEAST UTILITIES GUARANTY

GUARANTY, dated as of November 30, 1998, made by NORTHEAST UTILITIES, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts (the "Guarantor"), in favor of the Participating Banks (the "Participating Banks") parties to the Reimbursement Agreement (as defined below), The First National Bank of Chicago, as issuing bank (together with its successors and assigns in such capacity, the "Issuing Bank") under the Reimbursement Agreement, and Union Bank of California, N.A. ("Union Bank"), as administrative agent (together with its successors and assigns in such capacity, the "Administrative Agent") for the Participating Banks and the Issuing Bank.

PRELIMINARY STATEMENTS

(1)	The Administrative Agent, the Issuing Bank, The First National Bank of
Chicago, as Documentation Agent, Barclays Bank PLC, as Syndication Agent, and the Participating Banks have entered into a Letter of Credit and Reimbursement Agreement, dated as of the date hereof (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Reimbursement Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), with Select Energy, Inc., a corporation organized and existing under the laws of the State of Connecticut (the "Account Party"). The Guarantor owns directly 100% of the issued and outstanding shares of capital stock of the Account Party, and will derive substantial direct and indirect benefit from the transactions contemplated by the Reimbursement Agreement.

(2)	It is a condition precedent to the issuance of the Letter of Credit pursuant to the Reimbursement Agreement that the Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce the Issuing Bank to issue the Letter of Credit pursuant to the Reimbursement Agreement and the Participating Banks to participate in the Letter of Credit and all drawings thereunder, the Guarantor hereby agrees as follows:

SECTION 1. Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

"Aggregate Dividend Paying Availability" means the aggregate amount (without duplication) of consolidated retained earnings and consolidated capital surplus, paid in, of the Operating Companies available for the payment of dividends to the Guarantor, after giving effect to any legal, regulatory or contractual restrictions applicable to the payment of such dividends, together with any accrued interim liabilities for dividends declared and payable to the Guarantor, in each case to the extent payment thereof is not in default or restricted by law, regulation or contract.

"CL&P Indenture" has the meaning assigned to that term in Section 8(a)(ii)(B) hereof.

"Common Equity" means, at any date for any Person, an amount equal to the sum of the aggregate of the par value of, or stated capital represented by, the outstanding common shares of such Person and its Subsidiaries and the surplus, paid-in, earned and other, if any, of such Person and its Subsidiaries, in each case as determined on a consolidated basis in accordance with generally accepted accounting principles.

"Consolidated Interest Expense" means, for any Person, for any period, the aggregate amount of any interest required to be paid during such period by such Person and its Subsidiaries on Debt (including the current portion thereof) (as determined on a consolidated basis in accordance with generally accepted accounting principles).

"Consolidated Operating Income" means for any Person, for any period (as determined on a consolidated basis in accordance with generally accepted accounting principles), such Person's and its Subsidiaries' operating income for such period, adjusted as follows:

(i)	increased by the amount of income taxes accrued less the amount of income taxes paid by such Person and its Subsidiaries during such period, if and to the extent deducted in the computation of such Person's and its Subsidiaries' consolidated operating income for such period;

(ii)	increased by the amount of any depreciation and amortization deducted in the computation of such Person's and its Subsidiaries' consolidated operating income for such period; and

(iii) decreased by the amount of any capital expenditures paid by such Person and/or its Subsidiaries to the extent not deducted in the computation of such Person's and its Subsidiaries' consolidated operating income for such period.

"Debt" means, for any Person, without duplication, (i) indebtedness of such Person for borrowed money, including but not limited to obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(ii) obligations of such Person to pay the deferred purchase price of property or services (excluding any obligation of such Person to the United States Department of Energy or its successor with respect to disposition of spent nuclear fuel burned prior to April 3, 1983), (iii) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii) above, and (v) liabilities in respect of unfunded vested benefits under ERISA Plans.

"Existing Credit Facilities" means (i) the several Three-Year Credit Agreements, each dated as of December 1, 1992, entered into with individual banks by (A) CL&P, the Guarantor and WMECO, as "Borrowers" thereunder and NUSCO as the "Borrowers' Agent" thereunder and (B) CL&P, the Guarantor, WMECO, HWP, NNECO and RRR, as "Borrowers" thereunder and NUSCO as the "Borrowers' Agent" thereunder; (ii) the Credit Agreement, dated as of November 21, 1996, among the Guarantor, CL&P, WMECO, the "Co-Agents" and "Lenders" named therein, and Citibank, N.A., as "Administrative Agent" thereunder; and (iii) the Credit Agreement, dated as of February 10, 1998, among the Guarantor, Toronto Dominion (Texas), Inc., and the Lenders named therein, each described on Schedule I hereto, in each case as amended, modified or supplemented to the date hereof, together in each case with all "Notes" issued and "Advances" made thereunder.

"Financing Agreement" has the meaning assigned to that term in Section 8(e).

"First Mortgage Bonds" means any bond, however designated, entitled to the benefits of a First Mortgage Indenture.

"First Mortgage Indenture" means, with respect to CL&P, the CL&P Indenture; and with respect to WMECO, the WMECO Indenture.

"HWP" means Holyoke Water Power Company, a corporation organized under the laws of the Commonwealth of Massachusetts.

"Niantic Bay Fuel Lease Agreement" means that certain Nuclear Fuel Lease Agreement, dated as of January 4, 1982, as amended and restated by the Amendment to and Restatement of Nuclear Fuel Lease Agreement, dated as of February 11, 1992, between the Niantic Bay Fuel Trust, as lessor, and CL&P and WMECO, as lessees, as amended from time to time in accordance with the terms of this Agreement.

"Niantic Bay Fuel Trust" means Bankers Trust Company, not in its individual capacity, but solely as trustee of the Niantic Bay Fuel Trust under that certain Trust Agreement, dated as of January 4, 1982, as amended and restated by the Amendment to and Restatement of Trust Agreement, dated as of February 11, 1992, between it, State Street Bank and Trust Company of Connecticut, National Association (which is the successor trustor to The New Connecticut Bank and Trust Company, National Association, as assignee of the Federal Deposit Insurance Company, as receiver of The Connecticut Bank and Trust Company, National Association), as Trustor and CL&P and WMECO as Beneficiaries, as amended from time to time in accordance with the terms of this Agreement.

"NNECO" means Northeast Nuclear Energy Company, a corporation organized under the laws of the State of Connecticut.

"NUSCO" means Northeast Utilities Service Company, a Connecticut corporation.

"Operating Companies" means the Principal Subsidiaries of the Guarantor and HWP.

"Regulatory Asset" means, with respect to CL&P or WMECO, an intangible asset established by statute, regulation or regulatory order or similar action of a utility regulatory agency having jurisdiction over CL&P or WMECO, as the case may be, and included in the rate base of CL&P or WMECO, as the case may be, to be amortized by rates over time.

"Regulatory Transaction" means, with respect to any Person, any merger or consolidation of such Person with or into, or any purchase or acquisition by such Person of the assets of (and any related assumption by such Person of the liabilities of) any utility company or utility-related company, if such transaction is undertaken pursuant to an order or request of, or otherwise in fulfillment of the stated goals of, a utility regulatory agency having jurisdiction over the Guarantor or any of its Subsidiaries.

"Regulatory Transaction Entity" means any utility company or utility-related company (other than the Guarantor, CL&P and WMECO) that is the subject of a Regulatory Transaction.

"RRR" means The Rocky River Realty Company, a corporation organized under the laws of the State of Connecticut.

"Total Capitalization" means, at any date for any Person, the sum of (i) the aggregate principal amount of all long-term and short-term Debt (including the current portion thereof) of such Person and its Subsidiaries, (ii) the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of such Person and its Subsidiaries and (iii) the consolidated surplus of such Person and its Subsidiaries, paid-in, earned and other, if any, in each case as determined on a consolidated basis in accordance with generally accepted accounting principles consistent with those applied in the preparation of such Person's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

SECTION 2. Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Account Party now or hereafter existing under the Reimbursement Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including reasonable fees and expenses of counsel) incurred by the Administrative Agent, the Issuing Bank or the Participating Banks in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts which constitute part of the Obligations and would be owed by the Account Party to the Administrative Agent, the Issuing Bank or the Participating Banks under the Reimbursement Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Account Party.

SECTION 3. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Reimbursement Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Bank or the Participating Banks with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Account Party or whether the Account Party is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

i)	any lack of validity or enforceability of the Reimbursement Agreement, any other Loan Document, or any other agreement or instrument relating thereto;

(ii)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Reimbursement Agreement or any other
Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Account Party or any of its Subsidiaries or otherwise;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(iv)	the existence of any claim, set-off, defense or other right which the
Guarantor may have at any time against the Administrative Agent, the Issuing Bank, any Participating Bank or any other Person, whether in connection with this Guaranty, the transactions contemplated in the Reimbursement Agreement or any of the other Loan Documents, or any unrelated transaction;

(v)	any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Account Party or any of its Subsidiaries;

(vi)	any change, restructuring or termination of the corporate structure or existence of the Account Party or any of its Subsidiaries; or

(vii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Account Party or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent, the Issuing Bank or any Participating Bank upon the insolvency, bankruptcy or reorganization of the Account Party or otherwise, all as though such payment had not been made.

SECTION 4. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent, the Issuing Bank or any Participating Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Account Party or any other Person or any collateral.

SECTION 5. Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any setoff or application of funds of the Guarantor by the Administrative Agent, the Issuing Bank or any Participating Bank, until all of the Obligations are indefeasibly paid in full in cash and the Letter of Credit shall have terminated or expired, the Guarantor hereby irrevocably waives any and all rights of subrogation to the rights of the Administrative Agent, the Issuing Bank and the Participating Banks against the Account Party and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights against the Account Party or against any endorser or other guarantor of all or any part of the Obligations. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full in cash and the Letter of Credit shall not have terminated or expired, such amount shall be held by the Guarantor in trust for the Administrative Agent, the Issuing Bank and the Participating Banks, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Administrative Agent), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a)	Each of the Guarantor and its Principal Subsidiaries is a corporation
(or, in the case of the Guarantor, a voluntary association organized under a declaration of trust) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite corporate power (or, in the case of the Guarantor, the power under its declaration of trust) and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where, because of the nature of its business or property, such qualification is required, except where the failure so to qualify would not have a material adverse effect on the financial condition, properties, prospects or operations of the Guarantor or of the Guarantor and its Principal Subsidiaries taken as a whole. The Guarantor has the power under its declaration of trust to execute, deliver and perform its obligations under this Guaranty.

(b)	The execution, delivery and performance of this Guaranty by the
Guarantor are within the Guarantor's powers under its declaration of trust, have been duly authorized by all necessary corporate or other similar action, and do not and will not contravene (i) the Guarantor's declaration of trust or any law or legal restriction or (ii) any contractual restriction binding on or affecting the Guarantor or its properties or any of its Principal Subsidiaries or its properties.

(c)	Except as disclosed in the Disclosure Documents, neither the Guarantor nor any of its Principal Subsidiaries is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation (including any of the foregoing relating to environmental laws and regulations) of any court or governmental agency or instrumentality, where such violation or default would reasonably be expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Guarantor or of the Guarantor and its Principal Subsidiaries, taken as a whole.

(d)	All Governmental Approvals referred to in clauses (i) and (ii) of the definition of "Governmental Approvals" contained in the Reimbursement Agreement have been duly obtained or made, and all applicable periods of time for review, rehearing or appeal with respect thereto have expired, except as described below. Although the periods for appeal of the orders of the Securities and Exchange Commission approving the transactions contemplated by this Guaranty and of the FERC approving the market-based rate tariff of the Account Party in connection with the transactions contemplated by the Power Supply Agreements have not expired, the filing of appeals of such orders will not affect the validity of said transactions, unless such orders have been otherwise stayed or (in the case of the Securities and Exchange Commission) any of the parties hereto has actual knowledge that any of such transactions constitutes a violation of the Public Utility Holding Company Act of 1935 or any rule or regulation thereunder. No such stay exists and the Guarantor has no reason to believe that any of such transactions constitutes any such violation. The Guarantor and each of its Principal Subsidiaries have obtained or made all Governmental Approvals referred to in clause (iii) of the definition of "Governmental Approvals", except (A) those which are not yet required but which are obtainable in the ordinary course of business as and when required, (B) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Guarantor or any of its Principal Subsidiaries and (C) those which the Guarantor or such Principal Subsidiary is diligently attempting in good faith to obtain, renew or extend, or the requirement for which the Guarantor or such Principal Subsidiary is contesting in good faith by appropriate proceedings or by other appropriate means; in each case described in the foregoing clause (C), except as is disclosed in the Disclosure Documents, such attempt or contest, and any delay resulting therefrom, is not reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Guarantor or any Principal Subsidiary or to magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

(e)	This Guaranty is the legal, valid and binding obligation of the
Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(f)	The audited consolidated balance sheet of the Guarantor as at December
31, 1997, and the audited consolidated statements of income and cash flows of the Guarantor for the Fiscal Year then ended as included in the Guarantor's Annual Report on Form 10-K for such Fiscal Year, as amended, fairly present in all material respects the consolidated financial condition and results of operations of the Guarantor at and for the period ended on such date, and have been prepared in accordance with generally accepted accounting principles consistently applied. Since December 31, 1997, there has been no material adverse change in the consolidated financial condition, operations, properties or prospects of the Guarantor and its Subsidiaries, taken as a whole, except as disclosed in the Disclosure Documents.

(g)	The unconsolidated balance sheet of the Guarantor as at December 31,
1997, and the unconsolidated statements of income and cash flows of the Guarantor for the Fiscal Year then ended contained in the consolidating balance sheet of the Guarantor and its Subsidiaries and the consolidating statements of income and cash flows of the Guarantor and its Subsidiaries, as set forth in the Form U5S (as amended) of the Guarantor filed with the Securities and Exchange Commission, and the unaudited unconsolidated balance sheet of the Guarantor as at September 30, 1998 and the unaudited unconsolidated statement of income of the Guarantor for the six-month period then ended, in each case as provided to the Participating Banks, fairly present in all material respects the financial condition and results of operations of the Guarantor on an unconsolidated basis at and for the respective periods ended on such dates, and have been prepared in accordance with generally accepted accounting principles consistently applied. Since September 30, 1998, there has been no material adverse change in the financial condition, operations, properties or prospects of the Guarantor on an unconsolidated basis, except as disclosed in the Disclosure Documents.

(h)	There is no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting the Guarantor or its properties, or any of its Principal Subsidiaries or its properties, before any court, governmental agency or arbitrator (i) which affects or purports to affect the legality, validity or enforceability of (A) any Loan Document or (B) the Existing Credit Facilities or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect the financial condition, properties, prospects or operations of the Guarantor, except, for purposes of this clause
(ii) only, such as is described in the Disclosure Documents.

(i)	No ERISA Plan Termination Event has occurred nor is reasonably expected to occur with respect to any ERISA Plan which would materially adversely affect the financial condition, properties, prospects or operations of the Guarantor and its Subsidiaries taken as a whole, except as disclosed to the Participating Banks and consented to by the Majority Banks in writing. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of each such ERISA Plan (Form 5500 Series), there has been no material adverse change in the funding status of the ERISA Plans referred to therein, and no "prohibited transaction" has occurred with respect thereto that, singly or in the aggregate with all other "prohibited transactions" and after giving effect to all likely consequences thereof, would be reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Guarantor and its Subsidiaries taken as a whole. Neither the Guarantor nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any ERISA Multiemployer Plan, except as disclosed to and consented by the Majority Banks in writing.

(j)	The Guarantor or one of its Principal Subsidiaries has good and marketable title (or, in the case of personal property, valid title) or valid leasehold interests in the electric generating plants named in Item 2 of the Guarantor's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997 under the caption "Electric Generating Plants", except for minor defects in title that do not materially interfere with the ability of the Guarantor or any of its Principal Subsidiaries to conduct its business as now conducted. All such assets and properties are free and clear of any Lien, other than Liens permitted under Section 8(a) hereof and, in the case of any Principal Subsidiary of the Guarantor (other than CL&P and WMECO), Liens of the type permitted under Section 8(a) hereof.

(k)	All outstanding shares of capital stock having ordinary voting power for the election of directors of the Account Party, CL&P, WMECO, PSNH and NAEC have been validly issued, are fully paid and nonassessable and are owned beneficially by the Guarantor, free and clear of any Lien. The Guarantor is a "holding company" (as defined in the Public Utility Holding Company Act of
1935, as amended).

(1)	The Guarantor and each of its Principal Subsidiaries has filed all tax returns (Federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent the Guarantor or any of its Principal Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

(m)	No exhibit, schedule, report or other written information provided by or on behalf of the Guarantor or its agents to the Administrative Agent, the Issuing Bank or the Participating Banks in connection with the negotiation, execution and closing of the Loan Documents (excluding any financial projections) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. Except as has been disclosed to the Administrative Agent, the Issuing Bank and each Participating Bank, all financial projections provided by or on behalf of the Guarantor were prepared in good faith on the basis of assumptions reasonable as of the date of delivery of such financial projections to the Administrative Agent, the Issuing Bank and the Participating Banks, it being understood that such projections do not constitute a warranty or binding assurance of future performance. Except as has been disclosed to the Administrative Agent, the Issuing Bank and each Participating Bank, nothing has come to the attention of the responsible officers of the Guarantor that would indicate that any of such assumptions, to the extent material to such projections, has ceased to be reasonable in light of subsequent developments or events.

(n)	The Guarantor is not an "investment company" within the meaning ascribed to that term in the Investment Company Act of 1940, as amended.

(o)	There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(p)	The Guarantor has, independently and without reliance upon the
Administrative Agent, the Issuing Bank or any Participating Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(q)	The Guarantor is, and upon the consummation of the transactions contemplated under the Reimbursement Agreement and this Guaranty will be, solvent, and has, and upon the consummation of such transactions will have, assets having a fair value in excess of the amount required to pay its probable liabilities on its existing Debt as such liabilities become absolute and matured, and does not have, and will not have, upon the consummation of such transactions, an unreasonably small capital for the conduct of its business as it is now being conducted.

(r)	The Guarantor and its Subsidiaries have reviewed and continue to review the effect of the Year 2000 Issue on the computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the Guarantor and/or any of its Subsidiaries or used or relied upon in the conduct of their respective businesses (including, without limitation, systems and equipment supplied by others). The costs to the Guarantor and its Subsidiaries of any reprogramming and/or remediation required as a result of the Year 2000 Issue to permit the proper functioning of such systems and equipment and the proper processing of data, and testing of such reprogramming, and of the reasonably foreseeable consequences of the Year 2000 Issue to the Guarantor or any of its Subsidiaries (including, without limitation, reprogramming errors and the failure of systems or equipment supplied by others) are not reasonably expected to result in an Event of Default or Unmatured Default or to have a Material Adverse Effect.

SECTION 7. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, the Letter of Credit shall remain outstanding, or any Participating Bank shall have any Commitment, the Guarantor will, unless the Majority Banks shall otherwise consent in writing:

(a) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, and cause each of its Principal Subsidiaries to pay and discharge before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except to the extent the Guarantor or any of its Principal Subsidiaries is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves in accordance with generally accepted accounting principles for the payment thereof.

(c)	Maintenance of Insurance.  Maintain, or cause to be maintained, insurance (including appropriate plans of self-insurance) covering the Guarantor, its Principal Subsidiaries and their respective properties, in effect at all times in such amounts and covering such risks as may be required by law and in addition as is usually carried by companies engaged in similar businesses and owning similar properties.

(d)	Preservation of Existence, Etc.; Disaggregation. (i) Except as permitted by Section 8(b) hereof, preserve and maintain, and cause each of its Principal Subsidiaries to preserve and maintain, its existence, corporate or otherwise, material rights (statutory and otherwise) and franchises except where the failure to maintain and preserve such rights and franchises would not materially adversely affect the financial condition, properties, prospects or operations of the Guarantor or any of its Principal
Subsidiaries.

(ii)	In furtherance of the foregoing, and notwithstanding Section 8(b), the
Guarantor agrees that it will not, and will not permit any of its Principal Subsidiaries or HWP to, sell, transfer or otherwise dispose of (by lease or otherwise, and whether in one or a series of related transactions) any portion of its generation, transmission or distribution assets in excess of 10% of the net utility plant assets of the Guarantor, such Principal Subsidiary or HWP, as the case may be, in each case as determined on a cumulative basis from the date of this Guaranty through the Termination Date by reference to such Person's published balance sheets; provided, however, that each of CL&P, WMECO, PSNH and NAEC may sell, transfer or otherwise dispose of its generation assets if such sale, transfer or other disposition, and the use of the proceeds arising therefrom, is approved by all necessary regulatory agencies and governmental authorities.

(e)	Compliance with Laws, Etc.  Comply, and cause each of its Principal
Subsidiaries to comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, any such laws, rules, regulations and orders issued by the Securities and Exchange Commission or relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, ERISA and employee safety and health matters relating to business operations, except to the extent that (i) the Guarantor or any of its Principal Subsidiaries is contesting the same in good faith by appropriate proceedings or (ii) any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of the Guarantor or any of its Principal Subsidiaries.

(f)	Inspection Rights.  At any time and from time to time upon reasonable notice, permit the Administrative Agent and its agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Guarantor and any of its Principal Subsidiaries and to discuss the affairs, finances and accounts of the Guarantor and its Principal Subsidiaries (i) with the Guarantor, its Principal Subsidiaries and their respective officers and directors and (ii) with the consent of the Guarantor and/or its Principal Subsidiaries, as the case may be (which consent shall not be unreasonably withheld or delayed), with the accountants of the Guarantor and its Principal Subsidiaries.

(g)	Keeping of Books.  Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Guarantor and its Principal Subsidiaries and the assets and business of the Guarantor and its Principal Subsidiaries, in accordance with generally accepted accounting practices consistently applied.

(h)	Conduct of Business.  Except as permitted by Section 8(b) but subject in all respects to Section 7(d)(ii), conduct its primary business, and cause each of its Principal Subsidiaries and HWP to conduct its primary business, in substantially the same manner and in substantially the same fields as such business is conducted on the Closing Date.

(i)	Maintenance of Properties, Etc. (i) As to properties of the type described in Section 6(j) hereof, maintain, and cause its Principal Subsidiaries to maintain, title of the quality described therein and preserve, maintain, develop, and operate, and cause its Principal Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws, material contractual obligations and prudent practices prevailing in the industry, all of its properties which are used or useful in the conduct of its or its Principal Subsidiaries' respective businesses in good working order and condition, ordinary wear and tear excepted, except (A) as permitted by Section 8(b), but subject nevertheless to Section 7(d)(ii), (B) as disclosed in the Disclosure Documents or otherwise in writing to the Administrative Agent, the Issuing Bank and the Participating Banks on or prior to the date hereof, and (C) to the extent such non-conformity would not materially adversely affect the financial condition, properties, prospects or operations of the Guarantor or any of its Principal Subsidiaries; provided, however, that the Guarantor or any of its Principal Subsidiaries will not be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the judgment of the Guarantor or such Principal Subsidiary, desirable in the operation or maintenance of its business and would not materially adversely affect the financial condition, properties, prospects or operations of the Guarantor or such Principal Subsidiary.

(j)	Governmental Approvals.  Duly obtain, and cause each of its Principal
Subsidiaries to duly obtain, on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals on its or such Principal Subsidiary's part to be obtained, except, in the case of those Governmental Approvals referred to in clause (iii) of the definition of "Governmental Approvals" contained in the Reimbursement Agreement, (i) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Guarantor or any Principal Subsidiary and (ii) those which the Guarantor is diligently attempting in good faith to obtain, renew or extend, or the requirement for which the Guarantor is contesting in good faith by appropriate proceedings or by other appropriate means; provided, however, that the exception afforded by clause (ii), above, shall be available only if and for so long as such attempt or contest, and any delay resulting therefrom, does not have a material adverse effect on the financial condition, properties, prospects or operations of the Guarantor or any of its Principal Subsidiaries and does not magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

(k)	Year 2000 Compliance.  Take, and cause each of its Subsidiaries to take, all necessary action to complete in all respects by September 30, 1999 the reprogramming and/or remediation of computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the Guarantor and/or any of its Subsidiaries or used or relied upon in the conduct of their respective businesses (including systems and equipment supplied by others) required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment and the testing of such systems and equipment, as so reprogrammed or remediated (as the case may be), except for any reprogramming, remediation and/or testing the failure of which to complete by such date could not reasonably be expected to result in an Event of Default or an Unmatured Default or to have a Material Adverse Effect. At the request of the Administrative Agent, the Guarantor shall provide, and shall cause each of its Subsidiaries to provide, to the Administrative Agent reasonable assurance of its compliance with the preceding sentence.

(l)	Further Assurances.  Promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Participating Bank through the Administrative Agent may reasonably request in order to fully give effect to the interests and properties purported to be covered by the Loan Documents.

SECTION 8. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, the Letter of Credit shall remain outstanding, or any Participating Bank shall have any Commitment, the Guarantor will not, without the prior written consent of the Majority Banks:

(a)	Liens, Etc.  (i) Create, incur, assume or suffer to exist, or permit any
Subsidiary to create, incur, assume or suffer to exist, any Lien upon or with respect to any voting capital stock of any Principal Subsidiary of the Guarantor or any of the Guarantor's properties or assets whether now owned or hereafter acquired, except any Liens on not more than 15% of the issued and outstanding shares of capital stock of the Account Party; and

(ii)	Permit CL&P or WMECO to create, incur, assume or suffer to exist any
Lien upon or with respect to any voting capital stock of any of their respective Principal Subsidiaries or any of their respective properties or assets whether now owned or hereafter acquired, except:

(A)	any Liens existing on the Closing Date;

(B)	in the case of CL&P, Liens created by the Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, from CL&P to Bankers Trust Company, as trustee, as previously and hereafter amended and supplemented (the "CL&P Indenture");

(C)	in the case of WMECO, Liens created by the First Mortgage Indenture and
Deed of Trust dated as of August 1, 1954, from WMECO to State Street Bank and Trust Company, as successor trustee, as previously and hereafter amended and supplemented (the "WMECO Indenture");

(D)	Liens on CL&P's and WMECO's interests in Millstone Unit No. 1 created by
(1) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by CL&P in favor of State Street Bank and Trust Company, as successor trustee, and (2) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by WMECO in favor of State Street Bank and Trust Company, as successor trustee, to the extent of the Debt from time to time secured by such Open-End Mortgages and Trust Agreements;

(E)	"Permitted Liens" or "Permitted Encumbrances" under the CL&P Indenture
(in the case of CL&P) or the WMECO Indenture (in the case of WMECO), in each case as such terms are defined on the date hereof, to the extent such Liens do not secure Debt of such Person;

(F)	any Lien on assets of any of CL&P's or WMECO's Subsidiaries created or assumed to secure Debt owing by any such Subsidiary to CL&P or WMECO, respectively, or to any wholly-owned Subsidiary of CL&P or WMECO, respectively;

(G)	any purchase money Lien or construction mortgage on assets hereafter acquired or constructed by CL&P or WMECO or any of their respective Subsidiaries and any Lien on any assets existing at the time of acquisition thereof by CL&P or WMECO or any of their respective Subsidiaries, or created within 180 days from the date of completion of such acquisition or construction; provided that such Lien shall at all times be confined solely to the assets so acquired or constructed and any additions thereto;

(H)	any existing Liens on assets now owned by CL&P or WMECO or any of their respective Subsidiaries; Liens on assets or stock of any class of, or any partnership or joint venture interest in, any of their respective
Subsidiaries existing at the time it becomes a Subsidiary of such Person, and Liens existing on assets of a corporation or other going concern when it is merged into or with CL&P or WMECO or a Subsidiary of CL&P or WMECO, or when substantially all of its assets are acquired by CL&P or WMECO or a Subsidiary of CL&P or WMECO; provided that such Liens shall at all times be confined solely to such assets, or if such assets constitute a utility system, additions to or substitutions for such assets;

(I)	Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by CL&P or WMECO or any of their respective Subsidiaries, and as to which CL&P or WMECO or any of their respective Subsidiaries, as the case may be, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;

(J)	Liens created in favor of the other contracting party in connection with advance or progress payments;

(K)	any Liens in favor of any state of the United States or any political subdivision of any such state, or any agency of any such state or political subdivisions, or trustee acting on behalf of holders of obligations issued by any of the foregoing or any financial institutions lending to or purchasing obligations of any of the foregoing, which Lien is created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;

(L)	Liens resulting from conditional sale agreements, capital leases or other title retention agreements including, without limitation, Liens arising under leases of nuclear fuel from the Niantic Bay Fuel Trust;

(M)	with respect to pollution control bond financings, Liens on funds, accounts and other similar intangibles of CL&P or WMECO or any of their respective Subsidiaries created or arising under the relevant indenture, pledges of the related loan agreement with the relevant issuing authority and pledges of CL&P's or WMECO's interest, if any, in any bonds issued pursuant to such financings to a letter of credit bank or bond issuer or similar credit enhancer;

(N)	Liens granted on accounts receivable and Regulatory Assets in connection with financing transactions, whether denominated as sales or borrowings;

(O)	any other Liens incurred in the ordinary course of business otherwise than to secure Debt; and

(P)	any extension, renewal or replacement of Liens permitted by clauses (A)
through (H) and (J) through (N); provided, however, that the principal amount of Debt secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of Debt so secured and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced.

(b)	Mergers, and Sales of Assets, Etc. (i) (A) Merge with or into or consolidate with or into any Person or (B) purchase or acquire (whether directly or indirectly or in one or a series of transactions, whether related or not) all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any Person if the aggregate purchase price of such acquisitions plus the amount of any liabilities assumed by the Guarantor in connection therewith exceeds in the aggregate $50,000,000 from November 21, 1996 through the termination date of this Agreement pursuant to Section 12; provided, that the foregoing shall not apply to (x) acquisitions or other investments made by or through Charter Oak Energy, Inc. so long as the aggregate amount of all such acquisitions and investments made by or through Charter Oak Energy, Inc., now existing or made after the date hereof, does not exceed $200,000,000 and (y) acquisitions made through CL&P and WMECO in accordance with clause (ii) of this Section 8(b); and provided, further, that, in each case, before and after giving effect to any such purchase, acquisition or investment not prohibited by this subsection, no Event of Default or Unmatured Default shall have occurred and be continuing.

(ii)	Permit CL&P or WMECO to (A) merge with or into or consolidate with or into any Person, or permit any of their respective Subsidiaries to be a party to, any merger or consolidation, or purchase or otherwise acquire (whether directly or indirectly) all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person or (B) sell, transfer, convey, lease or otherwise dispose of all or any substantial part of its assets, except for the following, and then only after receipt of all necessary corporate and governmental or regulatory approvals and provided that, before and after giving effect to any such merger, consolidation, purchase, acquisition, sale, transfer, conveyance, lease or other disposition, no Event of Default or Unmatured Default shall have occurred and be continuing:

(A)	any such merger or consolidation, sale, transfer, conveyance, lease or other disposition of or by any wholly-owned Subsidiary of CL&P or WMECO into or to CL&P, WMECO, the Guarantor and/or any wholly-owned Subsidiary of CL&P, WMECO or the Guarantor and any such purchase or other acquisition by CL&P or WMECO or any wholly-owned Subsidiary of CL&P, WMECO or the Guarantor of the assets or stock of any wholly-owned Subsidiary of CL&P or WMECO;

(B)	any such merger or consolidation of CL&P or WMECO with or into the
Guarantor, CL&P, WMECO and/or a wholly-owned Subsidiary of the Guarantor and/or a Regulatory Transaction Entity and/or an entity owning a cogeneration or independent power project, pursuant to "step-in" or similar rights granted pursuant to a pre-existing power purchase contract, if (but only if) the successor or surviving corporation, if not CL&P or WMECO, shall have assumed or succeeded to all of the liabilities of CL&P or WMECO, as the case may be; provided, however, that in the event of a merger or consolidation with a Regulatory Transaction Entity, if the value of the cash, stock or other consideration for the merger or consolidation plus the amount of any liabilities assumed in connection with such merger or consolidation exceeds $100,000,000, CL&P or WMECO (as the case may be) shall deliver to the Administrative Agent on behalf of the Issuing Bank and the Participating Banks 30 days prior to such merger or consolidation, a certificate of a duly authorized officer of CL&P or WMECO (as the case may be) demonstrating projected compliance with the ratios set forth in Section 9(a) and 9(b) hereof for and as of each of the three consecutive fiscal quarters immediately succeeding such merger or consolidation and certifying that such projections were prepared in good faith and on reasonable assumptions;

(C)	any purchase or acquisition of all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in (and any assumption of the related liabilities), (1) an entity owning a cogeneration or independent power project, pursuant to "step-in" or similar rights granted pursuant to a pre-existing power purchase contract; or (2) a Regulatory Transaction Entity; provided, however, that in the event of a purchase or acquisition of a Regulatory Transaction Entity, if the purchase price plus the amount of any liabilities assumed in connection with such purchase or acquisition exceeds in the aggregate $100,000,000, CL&P or WMECO
(as the case may be) shall deliver to the Administrative Agent on behalf of the Issuing Bank and the Participating Banks 30 days prior to such purchase or acquisition, a certificate of a duly authorized officer of CL&P or WMECO
(as the case may be) demonstrating projected compliance with the ratios set forth in Section 9(a) and 9(b) hereof for and as of each of the three consecutive fiscal quarters immediately succeeding such purchase or acquisition and certifying that such projections were prepared in good faith and on reasonable assumptions;

(D)	any purchase or acquisition of a joint venture interest in a mutual insurance company providing nuclear liability or nuclear property or replacement power insurance;

(E)	any sale of accounts receivable on reasonable commercial terms
(including a commercially reasonable discount) to obtain funding for CL&P and WMECO, as the case may be; or

(F)  any sale of all or part of any Regulatory Asset.

For purposes of this subsection (b), any one transaction or series of similar or related transactions during any consecutive 12-month period shall be deemed to involve a "substantial part" of the Guarantor's, CL&P's or WMECO's assets if, in the aggregate, the book value of such assets equals or exceeds 10% of the total consolidated assets of such Person and its Subsidiaries reflected in the consolidated financial statements of such Person delivered pursuant to Section 10(ii) or 10(iii) hereof in respect of the Fiscal Quarter or Fiscal Year ending on or immediately prior to the commencement of such 12-month period.

(c)	Niantic Bay Fuel Trust.  Permit  CL&P or WMECO to:

(i)	at any time prior to the termination date of this Agreement pursuant to
Section 12, prepay or otherwise reduce or permit to be prepaid or otherwise reduced, except by payment at stated maturity, the principal amount of outstanding "IT Notes" issued by the Niantic Bay Fuel Trust; or

(ii)	except for such amendments or modifications as the Administrative Agent shall have consented to in writing prior to the Closing Date, amend, modify or terminate, or permit to be amended, modified or terminated, the Niantic
Bay Fuel Lease Agreement or the Niantic Bay Fuel Trust in any manner that would directly or indirectly reduce the availability of funds under the Niantic Bay Fuel Lease Agreement.

(d)	Debt.  Create, incur or suffer to exist any Debt, other than (i) Debt arising under this Guaranty and the Existing Credit Facilities, (ii) Debt existing on the Closing Date as described on Schedule II hereto, which Debt shall not he renewed, extended or replaced except for guarantees of surety bonds with respect to workman's compensation claims and performance bonds in an aggregate amount not to exceed $10,000,000 at any time outstanding and
(iii) other Debt not to exceed $50,000,000 at any one time outstanding.

(e)	Dividend Restrictions.  Permit any Principal Subsidiary to enter into any agreement, contract, indenture or similar obligation, or issue any security (all of the foregoing being referred to as "Financing Agreements"), that is not in effect on the Closing Date and disclosed to the Administrative Agent in writing prior to the Closing Date, or permit any Principal Subsidiary to amend or modify any existing Financing Agreement, if the effect of such Financing Agreement (or amendment or modification thereof) is to impose any additional restriction not in effect on the Closing Date and disclosed to the Administrative Agent in writing prior to the Closing Date on the ability of such Principal Subsidiary to pay dividends to the Guarantor.

(f)	Existing Credit Facilities. (i) Voluntarily reduce or terminate the
"Commitment" of any "Bank" or "Lender" under any Existing Credit Facility (other than by scheduled termination in accordance with the terms thereof), or (ii) amend or modify or agree to amend or modify such Existing Credit Facility in any manner that would reduce or otherwise impose additional restrictions on the availability of funds thereunder or amend or add or otherwise impose additional conditions on the Guarantor, CL&P or WMECO if such conditions arc likely to have the effect of making it more difficult for the Guarantor, CL&P or WMECO to satisfy the conditions to borrowing under such Existing Credit Facility.

(g)	Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any ERISA Plan so as to result in any liability of the Guarantor or any of its Principal Subsidiaries to the PBGC in an amount greater than $1,000,000, or (ii) permit to exist any occurrence of any Reportable Event
(as defined in Title IV of ERISA) which, alone or together with any other Reportable Event with respect to the same or another ERISA Plan, has a reasonable possibility of resulting in liability of the Guarantor or any of its Subsidiaries to the PBGC in an aggregate amount exceeding $1,000,000, or any other event or condition, which presents a material risk of such a termination by the PBGC of any ERISA Plan or has a reasonable possibility of resulting in a liability of the Guarantor or any of its Subsidiaries to the PBGC in an aggregate amount exceeding $1,000,000.

(h)	Accounting Changes.  Make, or permit any of its Principal Subsidiaries to make, any change in their respective accounting policies or reporting practices except as required or permitted by the Securities and Exchange Commission, the Financial Accounting Standards Board or any other generally recognized accounting authority.

(i)	Transactions with Affiliates.  Engage, or permit any of its Principal
Subsidiaries to engage, in any transaction with any Affiliate except (i) in accordance with the Public Utility Holding Company Act of 1935, to the extent applicable thereto or (ii) otherwise, on terms no less favorable to the Guarantor or such Principal Subsidiary than if the transaction had been negotiated in good faith on an arms-length basis with a non-Affiliate and on commercially reasonable terms or pursuant to a binding agreement in effect on the Closing Date.

SECTION 9. Financial Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, the Letter of Credit shall remain outstanding, or any Participating Bank shall have any Commitment, the Guarantor will, unless the Majority Banks shall otherwise consent in writing:

(a)	Common Equity Ratio.  Maintain at all times a ratio of Common Equity to
Total Capitalization of not less than 0.32 to 1.0.

(b)	Interest Coverage Ratio.  Maintain a ratio of Consolidated Operating
Income to Consolidated Interest Expense of not less than 2.50 to 1.0 as of the end of each Fiscal Quarter.

(c)	Dividend Paying Availability. Cause the Operating Companies to maintain, as of the end of each Fiscal Quarter, Aggregate Dividend Paying Availability equal to at least the sum of (i) the aggregate amount of the Obligations plus
(ii) the Available Amount as at the end of such Fiscal Quarter plus (iii) the aggregate principal amount of "advances" outstanding to the Guarantor under the Existing Credit Facilities at the end of such Fiscal Quarter minus (iv) the aggregate amount of cash and cash-equivalents owned by the Guarantor free and clear of any Lien at the end of such Fiscal Quarter.

SECTION 10. Reporting Obligations. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, the Letter of Credit shall remain outstanding, or any Participating Bank shall have any Commitment, the Guarantor will, unless the Majority Banks shall otherwise consent in writing, furnish or cause to be furnished to the Administrative Agent in sufficient copies for the Issuing Bank and each Participating Bank, the following:

(i)	as soon as possible and in any event within ten (10) days after the occurrence of each Event of Default or Unmatured Default with respect to the Guarantor continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Guarantor setting forth details of such Event of Default or Unmatured Default and the action which the Guarantor proposes to take with respect thereto;

(ii)	(A) as soon as available and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the
Guarantor:

(1)	a copy of the Guarantor's Quarterly Report on Form 10-Q submitted to the
Securities and Exchange Commission with respect to such quarter, or, if the Guarantor ceases to be required to submit such report, a consolidated balance sheet of the Guarantor as of the end of such Fiscal Quarter and consolidated statements of income and retained earnings and of cash flows of the Guarantor for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Guarantor as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6(f) hereof, and

(2)	an unconsolidated balance sheet of the Guarantor as of the end of such
Fiscal Quarter and unconsolidated statements of income and retained earnings and of cash flows of the Guarantor for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail and accompanied by a certificate of a duly authorized officer of the Guarantor stating that such financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of financial statements referred to in
Section 6(f) and (g) hereof; and

(B)	concurrently therewith, a certificate of the Chief Financial Officer,
Treasurer, Assistant Treasurer or Comptroller of the Guarantor:

(1)	 stating that no Event of Default or Unmatured Default with respect to the Guarantor has occurred and is continuing or, if an Event of Default or Unmatured Default with respect to the Guarantor has occurred and is continuing, describing the nature thereof and the action which the Guarantor proposes to take with respect thereto, and

(2)	demonstrating the Guarantor's compliance with Sections 8(d), 9(a), 9(b)
and 9(c) hereof, for and as of the end of such Fiscal Quarter, in each case such demonstrations to be satisfactory (in form) to the Administrative Agent and to set forth in reasonable detail the computations used in determining such compliance;

(iii)	(A) as soon as available and in any event within 105 days after the end of each Fiscal Year of the Guarantor:

(1)	a copy of the Guarantor's report on Form 10-K submitted to the
Securities and Exchange Commission with respect to such Fiscal Year, or, if the Guarantor ceases to be required to submit such report, a copy of the annual audit report for such year for the Guarantor including therein a consolidated balance sheet of the Guarantor as of the end of such Fiscal Year and consolidated statements of income and retained earnings and of cash flows of the Guarantor for such Fiscal Year, all in reasonable detail and certified by a nationally-recognized independent public accountant, and

(2)	as soon as available and in any event within 135 days after the end of each Fiscal Year of the Guarantor, a copy of the Guarantor's Form U5S submitted to the Securities and Exchange Commission (or any successor form and in any event containing unconsolidated financial statements comparable to those referred to in Section 6(g) hereof) with respect to such year, accompanied by a certificate of a duly authorized officer of the Guarantor stating that such financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of financial statements referred to in Section 6(f) and (g) hereof; and

(B)	concurrently with the delivery of the financial statements described in the foregoing clause (A)(1), a certificate of the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Guarantor:

(1)	to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Sections 6(f), and

(2)	stating that no Event of Default or Unmatured Default with respect to the Guarantor has occurred and is continuing, or if an Event of Default or Unmatured Default with respect to the Guarantor has occurred and is continuing, describing the nature thereof and the action which the Guarantor proposes to take with respect thereto, and

(3)	demonstrating the Guarantor's compliance with Sections 8(d), 9(a), 9(b)
and 9(c) hereof, for and as of the end of such Fiscal Year, in each case such demonstrations to be satisfactory (in form) to the Administrative Agent and to set forth in reasonable detail the computations used in determining such compliance;

(iv)	as soon as possible and in any event (A) within 30 days after the Chief
Financial Officer, Treasurer or any Assistant Treasurer of the Guarantor knows or has reason to know that any ERISA Plan Termination Event described in clause (i) of the definition of "ERISA Plan Termination Event" contained in the Reimbursement Agreement with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred and (B) within 10 days after the Guarantor knows or has reason to know that any other ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Guarantor describing such ERISA Plan Termination Event and the action, if any, which the Guarantor proposes to take with respect thereto;

(v)	promptly after receipt thereof by the Guarantor or any of its ERISA
Affiliates from the PBGC, copies of each notice received by the Guarantor or any such ERISA Affiliate of the PBGC's intention to terminate any ERISA Plan or ERISA Multiemployer Plan or to have a trustee appointed to administer any ERISA Plan or ERISA Multiemployer Plan;

(vi)	promptly after receipt thereof by the Guarantor or any of its ERISA
Affiliates from an ERISA Multiemployer Plan sponsor, a copy of each notice received by the Guarantor or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $10,000,000 pursuant to Section 4202 of ERISA in respect of which the Guarantor may be liable;

(vii) promptly after the Guarantor or any of its Subsidiaries becomes aware of the commencement thereof, notice of all actions, suits, proceedings or other events of the type described in Section 6(h) hereof (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations);

(viii)	promptly after the filing thereof, copies of each prospectus
(excluding any prospectus contained in any Form S-8) and Current Report on Form 8-K, if any, which the Guarantor or any of its Principal Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor; and

(ix)	promptly after requested, such other information respecting the financial condition, operations, properties, prospects or otherwise, of the Guarantor or its Subsidiaries as the Administrative Agent or the Majority Banks through the Administrative Agent may from time to time reasonably request in writing.

SECTION 11. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Issuing Bank and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Participating Banks, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder, or (c) change the number of Participating Banks required to take any action hereunder.

SECTION 12. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Guarantor, at its address at 107 Selden Street, Berlin, Connecticut 06037, Attention: Assistant Treasurer, and if to the Administrative Agent, the Issuing Bank or any Participating Bank, at its address specified in the Reimbursement Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively.

SECTION 13. No Waiver; Remedies. No failure on the part of the Administrative Agent, the Issuing Bank or any Participating Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.2 of the Reimbursement Agreement to authorize the Issuing Bank to notify the Beneficiary that the Letter of Credit will be terminated pursuant to the provisions of the Letter of Credit and said Section 7.2, the Issuing Bank and each Participating Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Issuing Bank or such Participating Bank to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not the Issuing Bank or such Participating Bank shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. The Issuing Bank and each Participating Bank agrees to notify promptly the Guarantor after any such set-off and application made by the Issuing Bank or such Participating Bank, respectively, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Issuing Bank and each Participating Bank under this Section 14 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Issuing Bank and such Participating Bank may have.

SECTION 15. Continuing Guaranty; Assignments under Reimbursement Agreement. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the latest of (x) the indefeasible payment in full in cash of the Obligations and all other amounts payable under this Guaranty, (y) the expiration or termination of the Letter of Credit, and (z) the expiration or termination of the Commitments, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Administrative Agent, the Issuing Bank, the Participating Banks and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Participating Bank may assign or otherwise transfer all or any portion of its rights and obligations under the Reimbursement Agreement (including, without limitation, all or any portion of its Commitment and any Loans or reimbursement obligations owing to
it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Participating Bank herein or otherwise, subject, however, to the provisions of Article 8 (concerning the Administrative Agent) and Section 9.6 of the Reimbursement Agreement.

SECTION 16. Waiver of Jury Trial. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 17. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The Guarantor (i) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of this Guaranty or any other Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION 18. Limitation of Liability. No shareholder or trustee of the Guarantor shall be held to any liability whatever for the payment of any sum of money or for damages or otherwise under this Guaranty, and this Guaranty shall not be enforceable against any such trustee in their or his or her individual capacities or capacity and this Guaranty shall be enforceable against the trustees of the Guarantor only as such, and every person, firm, association, trust or corporation having any claim or demand arising under this Guaranty and relating to the Guarantor, its shareholders or trustees shall look solely to the trust estate of the Guarantor for the payment or satisfaction thereof.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


NORTHEAST UTILITIES
By   /S/ Randy A. Shoop
	Title:  Assistant Treasurer - Finance